EXHIBIT A
Bankinter, S.A.
F-6 File No.  333-8852
Effective August 13, 2007, one ADS
represents one Ordinary Share.

Effective July 24, 2007, the par value will be 0.30 EUR per Ordinary Share.


Effective December 29, 2006 One ADS represents one-quarter of an Ordinary Share


[FORM OF FACE OF RECEIPT]

AMERICAN DEPOSITARY RECEIPTS

evidencing

AMERICAN DEPOSITARY SHARES

representing the right to receive

ONE SHARE OF CAPITAL STOCK OF 250
PESETAS NOMINAL VALUE EACH, OF
BANKINTER, S.A.

(Incorporated under the laws of Spain)


No. ________________

THE BANK OF NEW YORK, incorporated under the laws of the State of New York, as depositary (the Depositary), hereby certifies that _____________ is the owner of ____________ American Depositary Shares (American
Depositary Shares), representing the right to receive deposited Shares of the capital stock of Bankinter, S.A. of 250 pesetas nominal value each (Shares), or evidence of rights to receive such Shares of Bankinter, S.A., a limited liability company (sociedad anomina) organized under the laws of Spain (the Bank). At the date hereof, each American Depositary Share represents the right to receive one Share deposited under the Deposit Agreement
(hereinafter defined) with the Custodian (as defined in the Deposit Agreement), which as of the date of the Deposit Agreement is the Bank. The term Partial Dividend Shares shall mean Shares with respect to which, during a specified period (the Partial Dividend Accrual Period), dividends will accrue thereon for only a portion of the fiscal year in which such Shares are issued. At the expiration of the applicable Partial Dividend Accrual Period, the Partial Dividend Shares will be considered fungible with all other Shares of the Bank. Unless the context otherwise requires, the term Shares shall include Partial Dividend Shares. Any Receipt issued by the Depositary shall represent only
American Depositary Shares that have identical rights to distributions. If a person presents Shares for deposit that, by reason of their date of issuance or otherwise, are entitled to different rights to distributions (including, without limitation, Partial Dividend Shares), the Depositary shall deliver a separate Receipt to correspond to each such category of rights to distributions (which Receipt, in the case of a deposit of Partial Dividend Shares, will contain a legend indicating that such Receipt evidences American Depositary Shares representing Partial Dividend Shares). Following the earlier of (i) the date four Business Days prior to the record date for payment of dividends in respect of the Partial Dividend Accrual Period or (ii) the announcement by the Bank that no dividend will be declared in respect of such period, Holders of Partial Dividend Shares will be able, without charge, to exchange Receipts that contain the legend pertaining to Partial Dividend Shares for Receipts bearing no such legend. Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Deposit Agreement.

(1)	The Amended and Restated Deposit Agreement.
This American Depositary Receipt is one of the receipts
(the Receipts) executed and delivered pursuant to the Amended and Restated Deposit Agreement dated as of August 15, 1991, as amended and restated as of May 29, 1998, as further amended and restated as of June 2, 1998 and as further amended and restated as of ___________, 1998 (as amended from time to time, the Deposit
Agreement) by and among the Bank, the Depositary and all registered holders (Holders) from time to time of Receipts, each of whom by accepting a Receipt becomes a party thereto, bound by all applicable terms and provisions thereof and hereof. The Deposit Agreement sets forth the rights of Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash, collectively, the Deposited Securities). Copies of the Deposit Agreement and of the Banks provisions of or governing Deposited Securities are on file at the Depositarys Office, the office of the Custodian and at any other designated transfer offices. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions thereof. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.

(2)	Withdrawal of Deposited Securities. Upon
surrender of this Receipt and payment of the fee of the Depositary provided for in paragraph (7) of this Receipt at the Depositarys Office or at such other offices as it may designate, subject to the Deposit Agreement and the provi-sions of or governing the Deposited Securities, the Holder hereof is entitled to the Delivery of such Deposited Securi-ties and the delivery of Transfer Documents with respect to such Deposited Securities at the time represented by the American Depositary Shares evidenced by this Receipt, in each case in the name of such Holder or upon such Holders order. Such Delivery and delivery, respectively, shall be at the office of the Custodian. For purposes of this Receipt, the term Delivery shall mean, with respect to any security, either (i) the recording of transfer of such security by the entity or entities required or empowered by Spanish law or
(ii) in the case of securities not subject to transfer by recordation, the delivery of a physical certificate repre-senting such security, and the term Transfer Documents shall mean such document or documents, if any, that, together with Delivery of a security, effectuates the legal transfer of title of a security under Spanish law, and that provides all reference numbers necessary to determine all rights and privileges, including the right to receive all dividends and other distributions to be paid or made available to holders of such securities after such securities are deposited pursuant to the Deposit Agreement, whether or not such dividends or other distributions were declared or authorized prior to the time such securities are so deposited. At the request, risk and expense of the folder hereof, the Depositary may deliver such Transfer
Documents and make such Delivery at the Depositarys
Office or at such other place as may have been requested by the Holder. In the event that this Receipt evidences Partial Dividend Shares, and is surrendered prior to the earlier of
(i) the date four Business Days prior to the record date for payment of dividends in respect of the Partial Dividend Accrual Period or (ii) the announcement by the Bank that no dividend will be declared in respect of such period, the Depositary will direct the Custodian to deliver to such Holder or to or upon the written order of the person designated in the withdrawal instructions, appropriate Partial Dividend Shares. Notwithstanding any other provision of the Deposit Agreement or this Receipt, the Depositary may restrict withdrawals of Deposited
Securities only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933, as amended.

(3)	Transfers, Split-ups and Combinations. Subject
to paragraph (4), this Receipt is transferable on the register maintained by the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the Receipt register at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Bank. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares and the same rights to distributions (including but not limited to distributions involving Partial Dividend Shares) with respect thereto as those evidenced by the Receipt or Receipts surrendered. Upon surrender to it of Receipts evidencing American Depositary Shares representing
Partial Dividend Shares and Receipts evidencing American Depositary Shares representing Shares that are not Partial Dividend Shares for the purpose of effecting a split-up or combination of such Receipts, the Depositary will execute and deliver new Receipts evidencing American Depositary
Shares representing Partial Dividend Shares and new
Receipts evidencing American Depositary Shares representing Shares that are not Partial Dividend Shares, but the Depositary will not execute and deliver any Receipts which represent both Partial Dividend Shares and Shares that are not Partial Dividend Shares.

(4)	Certain Limitations. Prior to the execution and
delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, the Depositary or the Custodian may, and upon instructions of the Bank shall, require: (a) payment of any of the following (unless payable by the Bank as set forth in the Deposit Agreement) (i) any stock transfer or other tax (including, without limitation, Spanish income tax) or other governmental charge with respect thereto, (ii) any stock transfer or registration fees for the registration of Shares or other Deposited Securities upon any applicable register or brokerage fees applied by the Spanish stock exchanges or the relevant member of such stock exchanges acting as a broker/dealer or any other person authorized under Spanish law to act in a similar capacity and (iii) any applicable charges as provided in paragraph (7) of this Receipt; (b) the production of proof satisfactory to it of the identity and genuineness of any signature and of such other information (including without limitation information as to citizenship, residence, exchange control approval, or legal or beneficial ownership of any securities) as it may deem necessary or proper or as the Bank may require; (c) delivery of any forms required by Spanish law or custom in connection with Delivery of Deposited Securities or with the execution or delivery of Transfer Documents, and (d) compliance with such regulations, if any, as the Depositary may establish consistent with the Deposit Agreement. The
Depositary may issue Receipts against rights to receive
Shares from the Bank, or any registrar, transfer agent, clearing agency or other entity recording Share ownership or transactions. The Depositary will not issue Receipts against other rights to receive Shares unless (x) such Receipts are fully collateralized marked to market daily) with cash or U.S. government securities until such Shares are deposited, (y) the applicant for such Receipts represents in writing that it owns such Shares and will deliver them upon the Depositarys request (no evidence of ownership is required or time of delivery specified) and (z) all such Receipts represent not more than 30% of Shares actually deposited. For purposes of enabling the Depositary to fulfill its obligations to the Holders under the Deposit Agreement, the collateral shall be held by the Depositary as security for the performance of such applicants obligations to the Depositary in connection with such transaction, including the obligation to deliver Shares or Receipts upon termination of such transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement). The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights, including without limitation earnings on the collateral securing such rights. The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Receipt register is closed or when any such action is deemed necessary or advisable by the Depositary or the Bank. Neither the Custodian nor the Depositary shall lend Deposited Securities. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered, the Depositary may refuse to accept for such deposit any Shares identified by the Bank in order to facilitate the Banks compliance with securities laws in the United States.

(5)	Liability of Holder for Taxes. If any tax or other
governmental charge, including any tax payable on transfer, shall become payable by or on behalf of the Custodian, the Depositary or the Bank with respect to this Receipt or any Deposited Securities represented by the American
Depositary Shares evidenced by this Receipt, such tax or other governmental charge shall be payable by the Holder hereof, who shall pay the amount thereof to the Depositary.
The Depositary may, and upon instructions from the Bank shall, (i) refuse to effect any registration or transfer of this Receipt or any split-up or combination thereof or any withdrawal of such Deposited Securities until such payment is made, or (ii) withhold or deduct from any distributions on such Deposited Securities or sell for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and, after deduction for its reasonable expenses incurred in connection therewith, apply the net proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(6)	Warranties by Depositor. Every person deposi-
ting Shares under Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights, and that the person making such deposit is duly authorized so to do.
Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

(7)	Charges of Depositary. The Bank agrees to pay
the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Bank from time to time.
The Depositary shall present its statement for such charges and expenses to the Bank once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party de-positing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Bank or an exchange regarding the Receipts or Deposited Securities or a distribution of Receipts), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Bank or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency, (5) a fee of $5.00 or less per 100 American De-positary Shares (or portion thereof) for the execution and delivery of Receipts, and the surrender of Receipts and (6) a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (6) treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to Owners.

The Depositary may own and deal in any class of securities of the Bank and its affiliates and in Receipts.

(8)	Title to Receipts. Title to this Receipt, when
properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Bank and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the register maintained by the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes,

(9)	Validity of Receipt. This Receipt shall not be
entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

(10)	Available Information.  The Bank will furnish the
Securities and Exchange Commission with certain public reports and documents required by foreign law or otherwise under the Securities Exchange Act of 1934, as amended.
Such reports and documents, and the notices, statements, reports and other information and communications referred to in paragraphs (13) and (15) on the reverse hereof, shall be in English to the extent required under rule 12g3-2(b) under the Securities Exchange Act of 1934 or otherwise under such Act to the extent any such notice, report or communication has been translated by the Depositary. Such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at the date of the Deposit Agreement at Judiciary
Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

Dated:

THE BANK OF NEW YORK,
 as Depositary and Registrar


By: ____________________________
(Title)


THE DEPOSITARYS CORPORATE TRUST OFFICE
ADDRESS IS
101 BARCLAY STREET, NEW YORK, N.Y.  10286


[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(11)	Distributions upon Deposited Securities.
Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, subject to the Deposit Agreement, promptly distribute the amount thus received, by checks drawn on a bank in the United States, to the Holders on the record date set by the Depositary therefor of Receipts evidencing American Depositary
Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of the Deposited Securities being not entitled, by reason of its date of issuance or otherwise, including but not limited to Partial Dividend Shares, to receive all or any portion of such distribution or (b) any amounts (i) withheld or requested to be withheld by the Bank, the Custodian or the Depositary on account of taxes or (ii) charged by the Depositary in connection with the conversion of foreign currency into U.S. dollars. Cash distributions and cash proceeds from sales of non-cash dis-tributions in foreign currency will be converted by sale or such other manner as the Depositary may determine into U.S. dollars (after deduction of the Depositarys charges and expenses in effecting such conversion) before distribution to Holders. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into U.S. dollars transferable to the United States, or may not be so convertible for all of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent reasonable and permissible to the Holders entitled thereto and may distribute the balance in foreign currency to the Holders entitled thereto or hold such balance or all such foreign currency for the Holders entitled thereto
(without liability for interest thereon). If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of Shares, the Depositary may, or if the Bank so requests, the Depositary shall, subject to the Deposit Agreement, distribute to the Holders on a record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American
Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution. In the event that the Shares so distributed are Partial Dividend Shares, the additional Receipts distributed shall contain a legend indicating in each case that the Receipt evidences American Depositary
Shares representing Partial Dividend Shares. In lieu of delivering Receipts for fractional American Depositary
Shares in the case of any such distribution, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds to the Holders entitled thereto as in the case of a distribution received in cash. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities. If the Bank shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary shall have discretion as to whether and how such rights are to be made available to Holders; provided that the Depositary will, if requested by the Bank either (y) make such rights available to Holders by means of warrants or otherwise, if lawful and feasible, or (z) if making such rights available is not lawful or not feasible, or if such rights or warrants are not exercised and appear to be about to lapse, sell such rights or warrants on a stock exchange on which such rights are listed or over-the-counter market on which such rights are traded (or, with the written approval of the Bank, at private sale), at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the Holders entitled thereto as in the case of a distribution received in cash. The Depositary will distribute to Holders on the record date set by it therefor any distribution on Deposited Securities other than cash, Shares or rights in any manner that the Depositary deems equitable and practicable; provided that if in the opinion of the Depositary any distribution other than cash, Shares or rights upon any Deposited Securities cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash; provided further that if any securities to be sold pursuant to the preceding clause are listed on a stock exchange or traded on an over-the-counter market, such securities shall be sold on such a stock exchange or over the-counter market. The
Holders alone shall be responsible for payment of any taxes due as a result of sales pursuant to the preceding two sentences. The Depositary need not distribute securities, Receipts or rights unless the Bank furnishes certain evidence or opinions in respect of United
States securities laws (which the Bank has no obligation to do).

(12)	Record Dates.  Whenever any distribution is
being made upon any Deposited Securities or any meeting of holders of Shares or other Deposited Securities is being held or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Deposi-tary shall fix, and shall notify tile Bank of, a record date for the determination of the Holders who shall be entitled to receive such distribution or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, to receive such notice or solicitation or act in respect of such other matter, subject to the provisions of the Deposit Agreement.

(13)	Voting of Deposited Securities. As soon as
practicable after receipt of notice in English of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall mail to the Holders a notice containing (a) such information as is contained in such notice of meeting and in the solicitation materials, if any, (b) a statement that each Holder at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by such Holders Receipts, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Bank, and (c) a statement as to the manner in which such instructions may be given. Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under any applicable provisions
of law and the provisions of or governing the Deposited
Securities to vote 	or cause to be voted the Deposited
Securities the right to receive which is represented by the American Depositary Shares evidenced by such Holders
Receipts in accordance with any nondiscretionary instructions set forth in such request. The Depositary will not vote any Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by such Holders Receipts except in accordance with written instructions from such Holders.

(14)	Changes Affecting Deposited Securities. Upon
any change in nominal value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Bank or to which it is a party, any securities that shall be received by the Depositary in exchange for, or in conversion, replacement or otherwise in respect of, Deposited
Securities shall be treated as Deposited Securities under the Deposit Agreement; and the Depositary may with the Banks approval, and shall if the Bank shall so request, execute and deliver additional Receipts in respect of such securities, including but not limited to Receipts evidencing Partial Dividend Shares, as in the case of a dividend of Shares or call for the surrender of outstanding Receipts to be exchanged for new Receipts, reflecting such securities, and to the extent that such additional or new Receipts are not delivered this Receipt shall thenceforth evidence
American Depositary Shares representing the right to receive the Deposited Securities including the securities so received.

(15)	Reports; Inspection of Register. The Depositary
will make available for inspection by Holders at the Depositarys Office and at any other designated transfer offices any reports and communications received from the Bank which are both (a) received by the Depositary or the Custodian pursuant to the Deposit Agreement and (b) made generally available to the holders of Deposited Securities by the Bank. The Depositary will also mail or make available to Holders copies of such reports when furnished by the Bank an provided in the Deposit Agreement. The Depositary will arrange for the prompt transmittal of the English language version received by it or the Custodian from the Bank of any notice of any meeting of holders of Shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting. The Depositary will keep, at its transfer office in the Borough of Manhattan, The City of New York, a register for the registration of Receipts and their transfer that at all reasonable times will be open for inspection by the Holders and the Bank;
provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Bank or a matter related to the Deposit Agreement or the Receipts.

(16)	Withholding. In connection with any distribution
to Holders, the Bank will remit to the appropriate governmental authority or agency all amounts (if any) that in its sole judgment it believes are required to be withheld and owing to such authority or agency by the Bank; and the Depositary and the Custodian will remit, on advice of the Bank, to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency and so withheld by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights ) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto; provided that if any securities to be sold pursuant to the preceding clause are listed on a stock exchange or traded on an over-the-counter market, such securities shall be sold on such a stock exchange or over-the-counter market.

(17)	Liability of the Bank and the Depositary. Neither
the Depositary or its agents, nor the Bank or its agents shall incur any liability if, by reason of any present or future law, act of God, war or other circumstance beyond its control, or, in the case of the Depositary and its agents, any provision of the Banks Bylaws or of the securities deposited pursuant to the Deposit Agreement, the Depositary or its agents or the Bank or its agents shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of the Deposit Agreement, the Banks Bylaws or the Deposited
Securities it is provided shall be done or performed, or the Depositary or the Bank shall be obliged to do or perform any act or thing which is inconsistent with the provisions of the Deposit Agreement. Each of the Bank, the Depositary and its agents assume no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith. Neither the Depositary, its agents nor the Bank will be (a) under any obligation to appear in, prosecute or defend any action, suit or other proceeding on behalf of Holders in respect of any Deposited Securities or this Receipt that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required or (b) liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. Each of the Depositary, its agents and the Bank may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any Instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Bank and its affiliates and in Receipts; provided that the only obligations of the Bank to the Depositary or its agents with respect to such activities shall be those owed to holders of such securities generally. The Bank has agreed to indemnify the Depositary, the Custodian, any Receipt registrar, co-transfer agent, co-registrar or other agent of the Depositary (the
Indemnified Persons) against any loss, liability or expense (including fees and expenses of counsel) that may arise (a) out of acts performed or omitted in connection with the Deposit Agreement and the Receipts, (i) by any Indemnified Person, except to the extent that any such loss, liability or expense is due to the negligence or bad faith of such Indemnified Person, or (ii) by the Bank or any of its agents, or (b) out of or in connection with any offer or sale of Receipts, American Depositary Shares, Shares or any other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof (except to the extent such loss, liability or expense arises out of the information (or omissions from such information) relating to such Indemnified Person, furnished in writing to the Bank by such Indemnified Person expressly for use in a registration statement under the Securities Act of 1933), or
(c) out of or in connection with any withholding or payment of any tax levied or asserted by the Kingdom of Spain on the Depositary (other than a tax on the Depositarys overall net income) as a result of performing its required functions as Depositary under the Deposit Agreement, which shall not operate to relieve any Holder of any liability it may have with respect thereto. Each Indemnified Person shall indemnify, defend and save harmless the Bank against any loss, liability or expense incurred by the Bank in connection with the Deposit
Agreement and the Receipts due to the negligence or bad faith of such Indemnified Person.

(18)	Resignation and Removal of Depositary; the
Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Bank or be removed by the Bank by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as provided in the Deposit Agreement. The Depositary, upon written request or written approval of the Bank, may at any time appoint substitute or additional Custodians and the term Custodian refers to each Custodian or all Custodians as the context requires.

(19)	Amendment of Deposit Agreement and Receipts.
The Receipts and the Deposit Agreement may be amended by agreement between the Bank and the Depositary. Any amendment that shall impose or increase any fees or charges (other than the fees and charges listed in paragraph
(7) of this receipt) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the Holders. Every Holder at the expiration of such 30 days shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

(20)	Termination of Deposit Agreement. The
Depositary will at any time at the direction of the Bank terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement, upon the notice set forth in the preceding sentence, at any time after 90 days after the Depositary shall have resigned, provided that no successor depositary shall have been appointed and accepted its appointment within such 90 days. After the date so fixed for termination, the Depositary will perform no further acts under the Deposit Agreement, except to advise Holders of such termination, receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash) and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of Receipts not theretofore surrendered.

(21)	Disclosure of Interests. To the extent that
provisions of or governing any Deposited Securities may require the disclosure of beneficial or other ownership of Deposited Securities, other Shares and other securities to the Bank and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary has agreed to use its reasonable efforts to comply with Bank instructions as to Receipts in respect of any such enforcement or limitation and Holders and all persons taking and holding Receipts thereby agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositarys compliance with such Bank instructions.













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